COVID-19 RESPONSE AND SUPPLEMENTAL FINANCIAL INFORMATION FIRST QUARTER 2020 APRIL 30, 2020

SUPPORTING OUR EMPLOYEES • Focus on safety: • implemented social distancing throughout our locations • servicing customers via drive-up and closure of bank lobbies • significant expansion of work from home capabilities • increased cleaning services • business travel restrictions • Employee assistance: pandemic pay benefits for employees impacted by COVID-19, accommodations for employees with pre-existing health conditions 2

SUPPORTING OUR CUSTOMERS PAYMENT DEFERRALS CUSTOMER RELIEF PROGRAMS PAYCHECK PROTECTION PROGRAM • 2,190 applications have been processed and Type # Approved $ in Millions approved, representing $332 million in client Agricultural 7 $1.5 funding Commercial 215 $57.0 SUBSIDY FOR CERTAIN LOAN PAYMENTS • MidWestOne has enrolled qualifying loans for six- CRE 298 $266.4 month payment forgiveness, over 120 loans enrolled with monthly payment relief totaling RRE 173 $20.5 more than $600,000 Consumer 62 $0.7 Total 755 $346.1 $ in millions, Deferral data and PPP data as of 4/28/2020 3

LOAN PAYMENT DEFERRALS – BY SECTOR Payment Deferrals by Sector Other $15.4 4% Wholesale $7.5 2% Retail $20.1 6% Real Estate $149.2 43% Other Services $14.6 4% Manufacturing $15.1 4% Health Care $11.5 3% Construction $25.2 7% Consumer & Residential Real Estate $11.2 3% Accommodation, Food Service $76.3 22% $0.0 $20.0 $40.0 $60.0 $80.0 $100.0 $120.0 $140.0 $160.0 $ in millions, Deferral data as of 4/28/2020 4

SUPPORTING OUR COMMUNITIES • In addition to the more than 200 organizations MidWestOne supports through its annual charitable giving, MidWestOne is donating an additional $150,000 to organizations supporting those most impacted by COVID-19. • MidWestOne has focused on supporting local businesses, including through employee recognition lunches from local businesses for on-site employees 5

STRONG LIQUIDITY POSITION BALANCE SHEET OFF-BALANCE SHEET CASH & FED FUNDS SOLD $65.1 AVAILABLE FED FUND LINES $170 UNPLEDGED SECURITIES $539.8 FHLB COLLATERAL CAPACITY $574.6 PROJECTED INVESTMENT CASHFLOW: BROKERED DEPOSIT CAPACITY > $200 • 3-MONTHS $64.1 DISCOUNT WINDOW CAPACITY $68.3 • 6-MONTHS 145.7 • 1-YEAR 241.2 $ in millions, data as of 3/31/2020 6

DIVERSIFIED LOAN PORTFOLIO $ of % of Loan Portfolio VULNERABLE INDUSTRIES portfolio portfolio Vulnerable 20% Industries Non-essential Retail $117.2 3% Restaurants $100.0 3% Hotel $119.1 3% CRE - Retail $180.9 5% All Other Healthcare / Senior Living $162.5 5% Loans 80% Arts, Entertainment & $22.6 1% Gaming Total $702.4 20% $ in millions, Loan balances as of 3/31/2020 7

CREDIT QUALITY March 31, 2020 December 31, 2019 Nonaccrual loans $ 43,973 $ 41,483 Allowance for credit losses $ 51,187 $ 29,079 Credit loss expense related to loans $ 19,322 $ 604 Net charge-offs $ 1,198 $ 3,057 Net charge-offs to average loans (for the quarter) 0.14% 0.35% ACL to loans HFI, net of unearned income 1.49% 0.84% ACL to nonaccrual loans 116.41% 70.10% Nonaccrual loans to loans HFI, net of unearned income 1.28% 1.20% 8

ALLOWANCE FOR CREDIT LOSSES ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES December 31, 2019 January 1, 2020 March 31, 2020 % of Loans % of Loans % of Loans Amount HFI, net Amount HFI, net Amount HFI, net (dollars in thousands) Commercial real estate $13,804 0.40% $15,104 0.44% $23,137 0.68% Commercial and industrial 8,394 0.24% 11,122 0.32% 19,310 0.56% Agricultural 3,748 0.11% 1,191 0.03% 1,146 0.03% Residential real estate 2,685 0.08% 4,735 0.14% 6,425 0.19% Consumer 448 0.01% 911 0.03% 1,169 0.03% Allowance for credit losses $29,079 0.84% $33,063 0.96% $51,187 1.49% Liability for off-balance sheet credit exposures $ - $ 3,433 $ 5,844 9